EXHIBIT 99.1

Forterra Announces Third Quarter 2018 Results

Irving, TX - GLOBE NEWSWIRE - November 6, 2018 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended September 30, 2018.

Third Quarter Highlights

•	Stronger end-market demand in both the Drainage and Water segments

•	Improved results in the Drainage segment due to higher selling prices and cost controls

•	Progress from operational and commercial initiatives in the Water segment late in the third quarter

•	Estimated negative impact of extraordinary weather to net income and Adjusted EBITDA[1] was approximately $3.7 million and $5.0 million, respectively

CEO Commentary
Forterra CEO Jeff Bradley commented, “We are pleased to report organic sales growth in both of our segments, driven by strong demand across all of our end markets. The significant rain in the quarter that caused shipment delays created additional backlog against a backdrop of growing demand. We are capitalizing on these strong demand fundamentals with higher selling prices while also ramping up our cost control programs."

Bradley continued, "In our Drainage segment, we delivered another quarter of margin improvement reflecting the benefit of higher selling prices and the strategic transactions completed over the last year. In our Water segment, we are now realizing higher selling prices and lower manufacturing costs that began to impact the quarter following the significant organizational changes that we announced at the end of July. These improvements and the strong market demand for ductile iron pipe support our outlook for the fourth quarter and our expectation for higher top-line and profitability in 2019."

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

EXHIBIT 99.1

Third Quarter 2018 Consolidated Results
Third quarter 2018 net sales of $434.5 million decreased from $444.3 million in the prior year quarter. The decline is due to the impact of previously disclosed asset sales and divestitures. Net sales excluding the impact of asset sales and divestitures of $21.6 million grew by approximately 3%. Net income for the quarter was $5.5 million, or net income of $0.09 per share, compared to a net loss of $11.5 million, or a loss of $0.18 per share, in the prior year quarter. Adjusted EBITDA for the third quarter was $61.6 million, compared to $61.9 million in the prior year quarter. Forterra changed the methodology for the calculation of Adjusted EBITDA for the current period as well as the comparable prior year periods. The change in methodology involved the Adjusted EBITDA add-back associated with Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of investment. The change in methodology resulted in a $1.0 million and $1.1 million increase in Adjusted EBITDA for the third quarter ended 2018 and 2017, respectively, as compared to the previous calculation methodology.2

Drainage Pipe & Products (“Drainage”) - Third Quarter 2018 Results
Drainage net sales decreased to $243.0 million, compared to $248.2 million in the prior year quarter. Net sales excluding the impact of asset sales of $10.8 million grew by over 2% due to higher average selling prices for pipe and precast products that offset the impact of a decline in shipments due primarily to weather related delays, most notably heavy rainfall in Texas, the Midwest and Eastern U.S. The organic sales growth also reflected the benefit of the continued strength from our Bio Clean stormwater systems business.

Drainage gross profit and gross profit margin were $57.4 million and 23.6%, compared to $51.8 million and 20.9%, respectively, in last year's third quarter. The higher gross profit and gross profit margin primarily reflect the benefit of higher average selling prices, cost controls from the operational excellence and procurement initiatives and higher margins in the Bio Clean stormwater systems business. EBITDA and Adjusted EBITDA were higher, at $53.3 million and $55.6 million, respectively, compared to $47.3 million

2 A reconciliation to the comparable historical calculation methodology is included in the Reconciliation of Non-GAAP measures section of this press release. All prior periods have been adjusted to reflect this change in methodology.

EXHIBIT 99.1

and $49.2 million, respectively, in the prior year quarter due to higher gross profit and lower selling, general and administrative expenses. The estimated EBITDA and Adjusted EBITDA impact of weather that resulted in shipment delays during the quarter was approximately $4.2 million, as compared to $3.0 million in the prior year quarter.

Water Pipe & Products (“Water”) - Third Quarter 2018 Results
Water net sales decreased to $191.5 million, compared to $196.0 million in the prior year quarter. Excluding the impact of the divestiture of the U.S. concrete and steel pressure pipe business of $10.8 million, net sales increased by 3%, due primarily to higher shipments of ductile iron pipe that offset a decline in sales from the Canadian pressure pipe business.

Water gross profit and gross profit margin in the third quarter were $20.0 million and 10.4%, respectively, compared to $30.9 million and 15.8%, respectively, in the prior year quarter. Third quarter 2018 Water EBITDA and Adjusted EBITDA of $17.8 million and $19.0 million, respectively, compared to $(4.1) million and $28.4 million, respectively, in the prior year quarter. The decline in gross profit, gross profit margin and Adjusted EBITDA was driven by weaker ductile iron pipe margins due to higher scrap, labor and freight costs that were not fully offset by higher average selling prices. The estimated EBITDA and Adjusted EBITDA impact of heavy rainfall on ductile iron pipe was approximately $0.8 million, as compared to $0.7 million in the prior year period. The decline was also due to lower sales and margins in the Canadian pressure pipe business due primarily to a sales mix shift due in part to shipment delays on certain longer-term higher margin projects.

Corporate and Other (“Corporate”) - Third Quarter 2018 Results
Corporate EBITDA and Adjusted EBITDA losses improved to $14.9 million and $13.1 million, respectively, in the third quarter of 2018 from $18.4 million and $15.6 million, respectively, in the prior year quarter. The year over year improvement is due to lower professional fees and the benefit of certain cost accrual adjustments in the third quarter of 2018.

EXHIBIT 99.1

Balance Sheet and Liquidity
On September 30, 2018, the Company had cash of $30.3 million, outstanding debt on its senior term loan of $1.2 billion and no outstanding balance on the Company's $300 million asset based revolving credit facility. The Company expects to build its cash position through the end of 2018 reflecting the anticipated benefit of positive cash flow from working capital during the fourth quarter.

Financial Outlook
For the fourth quarter of 2018, the Company expects that net loss will range from $18 million to $15 million and Adjusted EBITDA will range from $30 million to $35 million. Corporate Adjusted EBITDA losses are expected to be approximately $15 million. For the first time this year, results in Water are expected to be in line with the prior year quarter of $18 million in Adjusted EBITDA, reflecting the benefit of higher selling prices and improved operational efficiency. Results in Drainage will be impacted by significant shipment delays already realized in October 2018 due to record rainfall again in Texas, Hurricane Michael in Florida and the carry-over effect of Hurricane Florence on Forterra's CP&P joint venture. For the full year ended December 31, 2018, the Company expects that net loss will range from $25 million to $22 million and Adjusted EBITDA will range from $166 million to $171 million.

Drainage - Key Financial Statistics:

($ in millions)

	Q3 2018	Q3 2017

Net Sales	$243.0	$248.2
Gross Profit	57.4	51.8
EBITDA	53.3	47.3
Adjusted EBITDA	55.6	49.2
Gross Profit Margin	23.6%	20.9%
Adjusted EBITDA Margin	22.9%	19.8%

EXHIBIT 99.1

Water - Key Financial Statistics:

($ in millions)

	Q3 2018	Q3 2017

Net Sales	$191.5	$196.0
Gross Profit	20.0	30.9
EBITDA	17.8	(4.1)
Adjusted EBITDA	19.0	28.4
Gross Profit Margin	10.4%	15.8%
Adjusted EBITDA Margin	9.9%	14.5%

Conference Call and Webcast Information
Forterra will host a conference call to review third quarter 2018 results on November 6, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 2467118. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect

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to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$434,510	$444,257	$1,140,557	$1,219,244
Cost of goods sold	357,374	362,150	953,743	1,022,574
Gross profit	77,136	82,107	186,814	196,670
Selling, general & administrative expenses	(48,492)	(59,366)	(151,617)	(191,964)
Impairment and exit charges	(2,170)	(1,193)	(3,891)	(13,004)
Earnings from equity method investee	2,224	2,936	7,745	9,449
Other operating income, net	1,538	2,008	6,864	5,251
	(46,900)	(55,615)	(140,899)	(190,268)
Income from operations	30,236	26,492	45,915	6,402

Other income (expense)
Interest expense	(21,940)	(15,582)	(52,993)	(46,202)
Other income (expense), net	—	(30,866)	6,016	(30,866)
Income (loss) before income taxes	8,296	(19,956)	(1,062)	(70,666)
Income tax benefit (expense)	(2,793)	8,454	(6,351)	25,448
Net income (loss)	$5,503	$(11,502)	$(7,413)	$(45,218)

Basic and Diluted earnings (loss) per share:
Net income (loss)	$0.09	$(0.18)	$(0.12)	$(0.71)

Weighted average common shares outstanding:
Basic	63,919	63,799	63,883	63,794
Diluted	64,269	63,799	63,883	63,794

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$30,348	$104,534
Receivables, net	280,831	192,654
Inventories	265,609	236,655
Prepaid expenses	7,315	5,381
Other current assets	18,170	27,059
Current assets held for sale	—	12,242
Total current assets	602,273	578,525
Non-current assets
Property, plant and equipment, net	490,439	412,572
Goodwill	507,002	496,141
Intangible assets, net	196,987	225,304
Investment in equity method investee	53,315	54,445
Other long-term assets	18,086	18,866
Non-current assets held for sale	—	25,385
Total assets	$1,868,102	$1,811,238

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$145,112	$108,560
Accrued liabilities	70,321	72,782
Deferred revenue	8,384	9,029
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	34,601	34,601
Current liabilities held for sale	—	4,615
Total current liabilities	270,928	242,097
Non-current liabilities
Long term debt	1,177,382	1,181,277
Long-term capital leases	134,867	4,155
Deferred tax liabilities	43,014	67,481
Deferred gain on sale-leaseback	9,406	75,743
Other long-term liabilities	20,670	25,032
Long-term tax receivable agreement	82,962	82,962
Total liabilities	1,739,229	1,678,747
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 64,202 and 64,231 shares issued and outstanding	18	18
Additional paid-in-capital	234,487	230,023
Accumulated other comprehensive loss	(6,598)	(5,098)
Retained deficit	(99,034)	(92,452)
Total shareholders' equity	128,873	132,491
Total liabilities and shareholders' equity	$1,868,102	$1,811,238

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net loss	$(7,413)	$(45,218)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	79,373	87,463
(Gain) / loss on business divestiture	(6,016)	31,606
(Gain) / loss on disposal of property, plant and equipment	(2,447)	1,749
Amortization of debt discount and issuance costs	6,099	6,061
Stock-based compensation expense	4,588	2,838
Impairment charges	936	10,551
Earnings from equity method investee	(7,745)	(9,449)
Distributions from equity method investee	8,875	9,000
Unrealized gain on derivative instruments, net	(4,291)	(2,035)
Unrealized foreign currency gains, net	(358)	(1,314)
Provision (recoveries) for doubtful accounts	(1,905)	2,289
Deferred taxes	(24,787)	(16,321)
Deferred rent	1,022	1,941
Other non-cash items	77	166
Change in assets and liabilities:
Receivables, net	(83,720)	(84,974)
Inventories	(25,019)	(18,217)
Other current assets	6,910	(15,522)
Accounts payable and accrued liabilities	25,042	2,668
Other assets & liabilities	2,184	(2,415)
NET CASH USED IN OPERATING ACTIVITIES	(28,595)	(39,133)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(31,474)	(38,729)
Proceeds from business divestiture	618	23,200
Proceeds from sale of fixed assets	4,874	—
Settlement of net investment hedges	(4,990)	—
Business combinations, net of cash acquired	(4,500)	(35,380)
NET CASH USED IN INVESTING ACTIVITIES	(35,472)	(50,909)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	—	(2,498)
Payments on term loans	(9,383)	(8,880)
Proceeds from term loans, net	—	200,000
Proceeds from revolver	—	194,000
Payments on revolver	—	(293,000)
Other financing activities	(385)	(232)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(9,768)	89,390
Effect of exchange rate changes on cash	(351)	1,759
Net change in cash and cash equivalents	(74,186)	1,107
Cash and cash equivalents, beginning of period	104,534	40,024
Cash and cash equivalents, end of period	$30,348	$41,131

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	50,217	40,968
Income taxes paid	21,508	27,590
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Assets and liabilities acquired in non-cash exchange	18,140	—
Fair value changes of derivatives recorded in OCI, net of tax	970	(4,103)
Capital lease obligation	(148,962)	—

EXHIBIT 99.1

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net (loss), before interest expense, depreciation and amortization, income tax benefit and before (gains)/losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rate share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference

EXHIBIT 99.1

that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income (loss)	$5,503	$(11,502)	$(7,413)	$(45,218)
Interest expense	21,940	15,582	52,993	46,202
Depreciation and amortization	25,922	29,158	79,370	87,463
Income tax (benefit) expense	2,793	(8,454)	6,351	(25,448)
EBITDA[1]	56,158	24,784	131,301	62,999
(Gain) loss on sale of property, plant & equipment, net[2]	124	555	(2,447)	1,749
Impairment and exit charges[3]	2,170	1,193	3,891	13,004
Transaction costs[4]	675	1,553	2,243	6,291
Inventory step-up impacting margin[5]	—	394	464	2,151
Loss on divestitures[6]	—	31,606	—	31,606
Non-cash compensation[7]	1,450	1,444	4,588	2,688
Other (gains) losses[8]	—	(679)	(6,688)	(1,217)
Earnings from equity method investee [9]	(2,224)	(2,936)	(7,745)	(9,449)
Pro-rata share of Adjusted EBITDA from equity method investee [10]	3,221	4,026	10,198	12,671
Adjusted EBITDA	$61,574	$61,940	$135,805	$122,493
Adjusted EBITDA margin	14.2%	13.9%	11.9%	10.0%
Gross profit	77,136	82,107	186,814	196,670
Gross profit margin	17.8%	18.5%	16.4%	16.1%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

[9]	Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.

[10]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Forterra's EBITDA and Adjusted EBITDA.

EXHIBIT 99.1

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended September 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$53,271	$17,818	$(14,931)	$56,158

(Gain) loss on sale of property, plant & equipment, net[2]	(14)	138	—	124
Impairment and exit charges[3]	571	1,599	—	2,170
Transaction costs[4]	—	—	675	675
Non-cash compensation[7]	410	(157)	1,197	1,450
Other (gains) losses[8]	401	(401)	—	—
Earnings from equity method investee [9]	(2,224)	—	—	(2,224)
Pro-rata share of Adjusted EBITDA from equity method investee [10]	3,221	—	—	3,221
Adjusted EBITDA	$55,636	$18,997	$(13,059)	$61,574
Adjusted EBITDA margin	22.9%	9.9%	NM	14.2%

Net sales	$242,997	$191,513	$—	$434,510
Gross Profit	$57,441	$19,972	$(277)	$77,136

Three months ended September 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$47,342	$(4,144)	$(18,414)	$24,784

(Gain) loss on sale of property, plant & equipment, net[2]	(75)	680	(50)	555
Impairment and exit charges[3]	—	354	839	1,193
Transaction costs[4]	—	—	1,553	1,553
Inventory step-up impacting margin[5]	394	—	—	394
Loss on divestitures[6]	—	31,606	—	31,606
Non-cash compensation[7]	405	308	731	1,444
Other (gains) losses[8]	—	(404)	(275)	(679)
Earnings from equity method investee [9]	(2,936)	—	—	(2,936)
Pro-rata share of Adjusted EBITDA from equity method investee [10]	4,026	—	—	4,026
Adjusted EBITDA	$49,156	$28,400	$(15,616)	$61,940
Adjusted EBITDA margin	19.8%	14.5%	NM	13.9%

Net sales	$248,231	$195,987	$39	$444,257
Gross Profit	$51,825	$30,920	$(638)	$82,107

EXHIBIT 99.1

Nine months ended September 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$122,841	$48,923	$(40,463)	$131,301

(Gain) loss on sale of property, plant & equipment, net[2]	(3,419)	972	—	(2,447)
Impairment and exit charges[3]	1,733	2,166	(8)	3,891
Transaction costs[4]	—	—	2,243	2,243
Inventory step-up impacting margin[5]	464	—	—	464
Non-cash compensation[7]	1,285	206	3,097	4,588
Other (gains) losses[8]	519	(1,270)	(5,937)	(6,688)
Earnings from equity method investee[9]	(7,745)	—	—	(7,745)
Pro-rata share of Adjusted EBITDA from equity method investee [10]	10,198	—	—	10,198
Adjusted EBITDA	$125,876	$50,997	$(41,068)	$135,805
Adjusted EBITDA margin	20.3%	9.8%	NM	11.9%

Net sales	$621,523	$519,031	$3	$1,140,557
Gross Profit	$133,708	$53,640	$(534)	$186,814

Nine months ended September 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$98,832	$30,881	$(66,714)	$62,999

(Gain) loss on sale of property, plant & equipment, net[2]	(4)	1,753	—	1,749
Impairment and exit charges[3]	(14)	12,179	839	13,004
Transaction costs[4]	—	—	6,291	6,291
Inventory step-up impacting margin[5]	2,151	—	—	2,151
Loss on divestitures[6]	—	31,606	—	31,606
Non-cash compensation[7]	454	345	1,889	2,688
Other (gains) losses[8]	—	(942)	(275)	(1,217)
Earnings from equity method investee[9]	(9,449)	—	—	(9,449)
Pro-rata share of Adjusted EBITDA from equity method investee [10]	11,654	—	—	11,654
Adjusted EBITDA	$103,624	$75,822	$(57,970)	$121,476
Adjusted EBITDA margin	16.4%	12.9%	NM	10.0%

Net sales	$630,200	$588,999	$45	$1,219,244
Gross Profit	$112,323	$86,327	$(1,980)	$196,670

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

EXHIBIT 99.1

[8]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

[9]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[10]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Forterra's EBITDA and Adjusted EBITDA.

Reconciliation of Net Income (Loss) to Adjusted EBITDA Guidance for Q4 and Year Ended 2018
(in millions)

	Q4 2018 Guidance		Full Year 2018 Guidance
	Low	High	Low	High
Net income (loss)	$(18.0)	$(15.0)	$(25.4)	$(22.4)
Interest expense	22.0	22.0	75.0	75.0
Income tax (benefit) expense	(3.0)	(1.0)	3.4	5.4
Depreciation and amortization	27.0	27.0	106.4	106.4
Other EBITDA adjustments	2.0	2.0	6.4	6.4
Adjusted EBITDA	$30.0	$35.0	$165.8	$170.8

Source: Forterra, Inc.

Company Contact Information:
David J. Lawrence
Vice President of Treasury and Investor Relations
469-299-9113
IR@forterrabp.com